Exhibit 6.14

ASSIGNMENT OF LEASE AND FESTIVAL RIGHTS

by and among

BIO CUP CANADA MUSIC FESTIVAL LTD.

MATTHEW HARVEY

DERRICK KENDALL

TRANS-HIGH CORPORATION

and

HIGH TIMES HOLDING CORP.

Dated as of August 10, 2017

ASSIGNMENT OF LEASE AND FESTIVAL RIGHTS

THIS ASSIGNMENT OF LEASE AND FESTIVAL RIGHTS (this “Agreement”) is made as of August 10 2017, by and among BIO CUP CANADA MUSIC FESTIVAL LTD., a corporation organized and existing under the laws of British Columbia, Canada (“Assignor”); MATTHEW HARVEY, an individual (“Harvey”); DERRICK KENDALL, an individual (“Kendall”); TRANS-HIGH CORPORATION, a New York corporation (“Assignee”); and HIGHTIMES HOLDING CORP, a Delaware corporation (“HTH” or the “Parent”). Harvey and Kendall are collectively referred to herein as the “Stockholders”), and Assignor and the Stockholders are sometimes collectively referred to as the “Assigning Parties.” The Assigning Parties, the Assignee and the Parent are each individually sometimes referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms which are used but not otherwise defined herein are defined in Section 1.1 below.

I N T R O D U C T I O N:

This Agreement is being entered into by the Parties with reference to the following; each of which is deemed to be a separate representation and warranty of the relevant Party or Parties and is incorporated in the body of this Agreement by this reference:

A. For the past year the Assignor has been in the business of promoting, owning and operating entertainment events and related music festivals targeted to users, cultivators and dispensers of cannabis and sellers of cannabis related products (the “Festivals”).

B. the Festival operated by Assignor is known under the brand and trade name, trade mark or other intellectual property as the “Legends Valley Music Festival”.

C. The Assignor is the lessee under a verbal lease agreement to the Leased Property between 1033097 BC Ltd., a British Colombia, Canada corporation (the “Lessor”) and Assignor effective August, 2016, together with all amendments thereto (the “Existing Lease”).

D. The Stockholders own of record and beneficially 100% of the share capital of Assignor;

E. The Parties desire to enter into this Agreement pursuant to which Assignor agrees to assign to Assignee, and Assignee agrees to acquire from the Assignor all of the “Assigned Rights” (as that term is hereinafter defined); and

F. Assignee agrees to assume “Assumed Liabilities” (herein defined); and the Assignee and the Parent mutually agree to pay to the Assignor described herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:

“2017 Festival” shall mean the Festival scheduled to be held between August 23 to August 27, 2017 on the Leased Property.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Agreement” has the meaning set forth in the Introduction.

“Ancillary Agreements” means the collective reference to the Note, the New Lease Agreement and the Advertising Placement Agreement.

“Assigned Rights” means all of (i) the Assignor’s right, title and interest in and to the Existing Lease, (ii) the right to negotiate with the Lessor for a new written lease agreement for the Leased Property and all improvements, easements, licenses, rights and appurtenances relating to the foregoing (the “New Lease Agreement”) (iii) the right to promote and operate the 2017 Festival and thereafter additional Festivals on the Leased Property in perpetuity during the term of the New Lease Agreement or any amendments thereto or restatements thereof, Festivals under the name “Cannabis Cup”TM or such other tradenames or intellectual property that Assignee or its Affiliates may determine; (iv) the “Transferred Cash”, as defined below, and (v) the Transferred Contracts listed on Schedule 2.1 annexed hereto.

“Assignor” has the meaning set forth in the Introduction.

“Assumed Liabilities” means and shall be limited to the Liabilities and obligations referred to in Section 2.3(i) of this Agreement.

“Festival Vendor Contracts” means all Contracts with vendors listed on Section 3.10 of the Disclosure Schedules which are being assigned to Assignee as part of the Assigned Rights.

“Closing” has the meaning set forth in Section 2.6.

“Consideration” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.6.

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“Disclosure Schedules” means the disclosure schedules attached hereto.

“Existing Lease Agreement” shall mean the verbal lease agreement to the Leased Property between Lessor and Assignor effective August, 2016, together with all amendments thereto.

“Festival” or “Festivals” shall mean any one or more Festival conducted by Assignee following the Closing Date on the Leased Property, whether under the Cannabis Cup brand and trademark or other Festival name.

“Festival Advertise” means any Person who advertisers it products or services at the Festivals or on the Internet Site(s) of the Assignor.

“Festival Vendor Contracts” means all Contracts with vendors listed on Schedule 2.1 of the Disclosure Schedules which are being assigned to Assignee as part of the Assigned Rights.

“Governmental Authority” means any transnational, domestic or foreign federal, state, local or other governmental, regulatory or administrative authority, department, court, agency or commission or any judicial or arbitral body official, including any political subdivision thereof.

“HTH Shares” means the shares of Class A voting common stock, $0.0001 par value, per share, of the Parent into which the Note is converted.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Property” means the real property and improvements located at the LakeTown Ranch Event Center and described as the Lake Cowichan Legends Valley festival site bordered by Teleglobe Canada Road and Youbou Road on Vancouver Island, British Columbia.

“Lessor” shall mean 1033097 BC Ltd., a British Colombia corporation.

“Liabilities” means all liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondarily, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, including without limitation all indebtedness or other obligations.

“Lien” means any charge, claim, mortgage, lien, option, pledge, security interest, encumbrance or other restriction of any kind (other than those created under applicable securities Laws).

“New Lease Agreement” means the lease agreement that shall be entered into on the Closing Date or as soon thereafter as is practicable between the Lessor and Assignee with respect to the Leased Property which New Lease Agreement shall be in form and substance acceptable to the Lessor, Assignee and HTH.

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“Note” shall mean the 4% USD $375,000 unsecured convertible promissory note of Assignee and the Parent that is payable (unless converted as provided therein) as to principal and accrued interest on December 31, 2018; a true copy of which is annexed as Exhibit A hereto and made a part hereof.

“Order” means any write, judgment, decree, injunction, ruling, determination, award, settlement, stipulation or similar order of any Governmental Authority, in each case whether preliminary or final.

“Parent” shall have the meaning set forth in the Introduction. “Permits” has the meaning set forth in Section 3.6(b).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Transferred Cash” means, as of the close of business on the Closing Date, to the extent applicable only to the 2017 Festival, all cash, deposits and funds received by the Assignor on or before the close of business on the Closing Date, including checks deposited in Assignor’s or Assigning Parties’ bank regardless of whether cleared. For the avoidance of doubt, Transferred Cash shall not mean or include any cash, deposits, checks or other cash equivalents of any of the Assigning Parties that are not directly related to or associated with the 2017 Festival.

“Transferred Contracts” means only the Contracts listed in Schedule 2.1 annexed hereto to which Assignor is a party or by which Assignor is bound that solely relate to the operation of the 2017 Festival and the Assigned Rights.

“until such time that the Festivals cease operation” means the cessation of the holding of the Festivals on the Leased Property by Assignee or any of its Affiliates.

“Western Hemp” shall mean Western Hemp Genetics Ltd., a company incorporated pursuant to the federal laws of Canada, and an Affiliate of the Stockholders.

ARTICLE II

ASSIGNMENT OF ASSIGNED RIGHTS

Section 2.1    Purchase and Sale of the Assigned Rights. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Assignor shall assign, transfer, convey and deliver to Assignee all of its right, title and interest as of the Closing Date in and to the Assigned Rights on a “as is where as” basis, and Assignee shall acquire, accept and pay for the Assigned Rights, with the Note as set out in Section 2.4 herein.

Section 2.2     Excluded Assets. Except for the Assigned Rights Assignee shall not acquire under this Agreement or otherwise, any assets, properties securities, employees or good will of the Assignor or other Assigning Parties, or the right to use the trade name or intellectual property associated with the Legends Valley Music Festival, unless otherwise agreed to by the Assigning Parties.

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Section 2.3 Liabilities.

(i) Assumed Liabilities. On the Closing Date, the Assignee shall assume, pay and discharge only:

(A) those actual and specific Liabilities that are directly associated with the 2017 Festival of the amount of (CDN)$200,000 (the “2017 Festival Liabilities”), the particulars of which liabilities have been provided to and deemed hereby to be accepted by the Buyer that Assignor shall pay to counsel to the Assignor according to the following wiring coordinates on the Closing Date:

Account Name: Bio Cup Canada Music Festival Ltd

CIBC Swift Code: CIBCCATT

ABA or Routing Number: 026005092

Account Number: 06000 010 8942617

Bank Name: Canadian Imperial Bank of Commerce

Bank Address: 2288 West 41st Ave, Vancouver, BC, Canada, V6M 1Z8

Pay by CHIPS to: Wells Fargo Bank, N.A., New York, NY, USA

BIC: PNBPUS3NNYC

CHIPS: 0509

CIBC’s CHIPs UID: 015035

Pay by FEDWIRE to: Wells Fargo Bank, N.A., New York, NY, USA

BIC: PNBPUS3NNYC

ABA or Routing Number: 026005092, and

(B) any Liabilities associated with other Festivals to be conducted by Assignee on the Leased Property following the Closing Date (collectively with the 2017 Festival Liabilities, the “Assumed Liabilities”).

The failure to pay any of the Assumed Liabilities referred to in clause (A) of this Section 2.3(i) shall be a fundamental breach of this Agreement.

(ii) Excluded Liabilities. Except for the specific Assumed Liabilities, enumerated in Section 2.3(i) above, neither Assignee nor the Parent shall assume, pay, discharge, perform or otherwise be obligated to satisfy any of the Liabilities of Assignor, or any Affiliate of Assignor or the Stockholders, including Western Hemp (collectively, the “Assigning Parties Group”), including without limitation, (A) any Liabilities arising on or before the Closing Date in connection with the Assigned Rights; or (B) any Liabilities of the Assigning Parties Group in any manner connected with the conduct or operation of any one or more business or business activities that may be owned and operated by the Assignor and all other members of the Assigning Parties Group or their Affiliates for all periods prior to or following the Closing Date.

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Section 2.4 Note. In full consideration for the assignment, transfer, conveyance and delivery (collectively “Transfer”) of the Assigned Rights to Assignee, at the Closing, Assignee shall deliver to the Assignor, the Note (the “Consideration”) and the amounts of (CDN) $200,000 to paid pursuant to Section 2.3(i)(A). For greater certainty, no Transfer shall be deemed to have occurred until (i) the Consideration has been paid and (ii) the amounts of (CDN) $200,000 to paid pursuant to Section 2.3(i)(A) have been received in full by the Assignor.

Section 2.5  Additional Post-Closing Benefits.

(a) Registration Rights. Any Conversion Shares to be issued to the Assignor under the Note will be granted certain piggy-back registrations rights to be registered under the Securities Act of 1933, as amended, for resale on a Qualified Exchange on a Form S-1 registration statement to be filed with the SEC by not later than 180 days after consummation of Public Listing Event; provided that no such registration statement need to be filed in the event that the Assigning Parties may sell, without restriction, all of the Shares pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act . Such registration rights will be subject to the terms and conditions of a registration rights agreement that shall include, among other things, customary restrictions and carve outs on registration for all shareholders if and as required by underwriters in connection with a firm commitment underwriting of securities for the Public Listing Event, if applicable.

(b) Vendor Revenue Sharing. Following the Closing Date, Assignee shall pay to the Assignor or its designee (as notified by the Assignor to Assignee and HTH is writing) (or their designees) a revenue share or a percentage of revenue earned within 30 days after the end of last day of Festival based on the following formula: (i) 10% of all Festival vendor booth sales sold directly by the Company or Assignee for the fiscal year 2017; (ii) 7.5% of all Festival vendor booth sales sold directly by Assignee commencing in fiscal year 2018 and continuing in perpetuity or until such time that the Festivals cease operation; and (iii) 2.5% of all Festival vendor booth sales sold directly by HTH commencing in fiscal year 2017 and continuing in perpetuity or until such time that the Festival ceases operation.

(c) Ticket Sales Royalties: Following the Closing Date, Assignee shall pay the Assignor or its designee (as notified by the Assignor to Assignee and HTH is writing) a perpetual royalty fee on all Festivals, payable within 30 days after the last day of musical entertainment during such Festival, and calculated as follows: (i) $4.00 CDN per ticket sold at each Festival for the first 10,000 ticket sales; (ii) $2.50 CDN per ticket sold at each Festival following the sale of the first 10,000 ticket sales. For purposes of this Section 2.4(b), the calculation of “Ticket Sales” shall be based on any fees charged on all forms of Festival ticketing, including without limitation all types and categories of event tickets and all types and categories of camping tickets, provided, however, that the term “Ticket Sales” shall exclude all vendor tickets or any tickets of any kind or variety that are issued for free or at no cost to the recipient for any such contests or charities or any other reason.

(d) Festival Sponsorship. Following the Closing Date, Assignee will grant to the Assignor or its designee (as notified by the Assignor to Assignee and HTH is writing) a perpetual sponsor arrangement as follows all at no cost: (i) the Assignor will be guaranteed no less than a 40X40 booth/tent (depending on the nature of other commercial offerings being made to other Festival vendors) for each Festival, including vendor furniture to be selected by the Assignor out of available commercial offerings being made to Festival vendors; (ii) a total of ten (10) all-access passes to Festivals per fiscal year; (iii) a total of thirty (30) general admission passes to the Festivals per fiscal year, (iv) 5 VIP camping passes and (v) the Assignor shall be introduced as the “Presenting Sponsor” of Festivals.

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(e) Advertising Placement Agreement. As of the Closing Date, Assignee and the Assignor will enter into an advertising placement agreement in form and content acceptable to the Parties (the “Advertising Placement Agreement”).

(f) Festival Performance Selections. Following the Closing Date, the Assignee shall grant the Assignor or its designee (as notified by the Assignor to Assignee and 11TH is writing) the perpetual right to choose one musical performing act per fiscal year to perform at each Festival event (“Musical Act Designee”) on the main stage, which Musical Act Designee shall be Matthew Harvey’s band, “ANTIPOLITIC”, unless otherwise designated in writing by Assignor. In accordance with the foregoing, the Company shall pay the Musical Act Designee $5,000 CD for each musical performance by the Musical Act Designee.

Section 2.6   Closing. The sale and purchase of the Assigned Rights, shall take place at a closing (the “Closing”) to be held at the offices of CRK. Law, LLP, 12100 Wilshire Boulevard, Suite 480, Los Angeles, CA 90025, at 10:00 a.m., New York City time, simultaneous with or immediately following the execution and delivery of this Agreement (the “Closing Date”). The Closing shall be deemed to be effective for all purposes hereunder as of 12:01 a.m., Los Angeles time, on the Closing Date.

Section 2.7    Closing Deliveries.

(a) At the Closing, the Assigning Parties shall deliver or cause to be delivered to Assignee:

(i) A counterpart to each Ancillary Agreement to which the Assignor or any of its Affiliates is a party, duly executed and delivered by a duly authorized representative of such Person;

(ii) The consent of the Lessor to this Agreement;

(iii) Unless such delivery is waived by the Assignee, the Restated Lease Agreement in form and content mutually acceptable to Assignee and the Lessor; and

(iv) such other instruments of Transfer as Assignee reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b) At the Closing, Assignee will deliver or cause to be delivered to the Assignor the Note and a counterpart to each other Ancillary Agreement to which Assignee or any of its Affiliates is a party, duly executed and delivered by a duly authorized representative of such Person.

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(c) If any Transfer or assignment of any Assigned Right intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Closing Date, for any reason, then, insofar as reasonably possible, the Assignor shall thereafter hold such Assigned Right, as the case may be, for the sole use and benefit of Assignee. In addition, if any consent, waiver, confirmation, novation or approval is not obtained with respect to any Transferred Contract, then the Assignor and Assignee shall cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Assignor and Assignee under which Assignee would obtain, to the extent practicable, all rights, and assume the corresponding Liabilities thereunder for all periods following the Closing Date (including by means of subcontracting, sublicensing or subleasing arrangement) or under which the Assignor would enforce for the benefit of Assignee. The Assignor shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Assigned Right in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by Assignee, in order to place Assignee in a substantially similar position as if such Assigned Right had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Assigned Right, and any use, risk of loss, potential for gain, and dominion, control and command over such Assigned Right and all costs and expenses related thereto, shall inure from and after the Closing Date to Assignee.

(d) With respect to any Transferred Contract not transferred pursuant to this Section 2.7, (i) the Assignor shall promptly pay or cause to be paid to Assignee when received all moneys relating to the period on or after the Closing Date received by the Assignor under any such Transferred Contract and (ii) Assignee shall promptly pay, perform or discharge, or cause to be promptly paid, performed or discharged, when due any Liabilities arising thereunder after the Closing Date.

(g) If and when the approvals, notifications, consents or waivers, the absence of which caused the deferral of transfer or assignment of any Assigned Right are obtained or made, and if and when any other legal impediments for the transfer or assignment of any Assigned Right have been removed, the Transfer or assignment of the applicable Assigned Right shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Except as set forth in the Disclosure Schedules, each of the Assigning Parties hereby, jointly and severally, represents and warrants to Assignee and I-1TH, as set forth below.

Section 3.1 Organization. The Assignor is a corporation, duly incorporated, validly existing and in good standing under the laws of the British Columbia, Canada and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted and is in good standing under the Assigned Rights Corporations Act (British Columbia).

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Section 3.2    Authority. Each of the Assigning Parties has the power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Assigning Parties of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Assigning Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Assigning Parties. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Assigning Parties will be a party will have been, duly executed and delivered by the Assigning Parties and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Assigning Parties will be a party will constitute, the legal, valid and binding obligations of the Assigning Parties, enforceable against the Assigning Parties in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3    No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Assigning Parties of this Agreement and each of the Ancillary Agreements to which the Assigning Parties will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Organizational Documents of the Assigning Parties (ii) conflict with or violate any Law applicable to the Assigning Parties or by which any property or asset of the Assigning Parties is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, approval or authorization of, or filing with or notification to, any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, result in any obligation or loss of a benefit under, allow the imposition of any fees or penalties under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under any Transferred Contract, (iv) result in the creation of any Encumbrance on any of the Assigned Rights.

(b) Except for the consent of the Lessor to the Transfer and assignment of the Existing Lease Agreement and Lessor’s agreement to execute the New Lease Agreement, the Assigning Parties are not required file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Assigning Parties of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby,.

Section 3.4    Assigned Rights. The Assignor has, and at the Closing will transfer, good, valid and marketable title to each of the Assigned Rights, and at the Closing, Assignee will acquire good, valid and marketable title to each of the Assigned Rights.

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Section 3.5    Compliance with Law: Permits.

(a) Except for any Laws pertaining in any way to or with marijuana, the Assigned Rights is and, since its commencement, has been operated, and the Assignor, with respect to the Assigned Rights, has owned and operated its properties, tights and assets, in compliance with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for any consents from any Governmental Authority pertaining in any way to or with marijuana, the Assignor is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the operation of the Assigned Rights as currently conducted (the “Permits”). The Assignor has not received any notification from any Governmental Authority threatening to revoke, suspend or cancel any Permit used in connection with the Assigned Rights.

Section 3.6   Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Stockholders, threatened, by or against (i) with respect to the Assigned Rights, the Assignor or (ii) any assets, rights or properties used in the Assigned Rights.

Section 3.7    Transferred Contracts.

(a) The Transferred Contracts listed on Schedule 2.1 are all of the Contracts that are required to enable Assignee to operate the Assigned Rights on and following the Closing Date in the same manner as was conducted as at the Closing Date.

(b) Each Transferred Contract is valid and binding on the Assignor party thereto, and, to the Knowledge of the Stockholders, the counterparties thereto, and is in full force and effect. The Assignor is not in breach of, or default under, any Transferred Contract to which it is a party, and to its Knowledge, no other party to any Transferred Contract is in breach or default of such Transferred Contract.

Section 3.8   Existing Lease Agreement. The Leased Property is the only real estate leased or otherwise used in connection with the Assigned Rights of the Assignor. The Existing Lease Agreement has been completed and there is a new and superseding existing verbal leasing agreement which shall be assigned as part of the Assigned Rights under this Agreement. This new and superseding existing verbal leasing agreement has not been assigned, pledged, mortgaged, hypothecated or otherwise transferred by the Assignor and none of the Assigning Parties entered into with any other Person any sublease, license or other agreement that is material to the Assigned Rights and that relates to the use or occupancy of all or any portion of such the real estate except for participants in the 2017 Festival.

Section 3.9   Environmental Matters. The operation of the Assigned Rights by the Assignor is, and has been, in compliance with all applicable Environmental Laws in effect as of the Closing Date, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the Assigned Rights as currently conducted.

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Section 3.13     Conduct of Assigned Rights. From January 1, 2016 through and including the Closing Date, the Assignor has conducted the operation of the Legend Valley Music Festival only in the ordinary course of it business, has not sold, transferred pledged or otherwise subject to any Lien any of the Assigned Rights.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND HTH

Assignee and HTH (collectively, the “Buying Parties”) hereby jointly and severally represents and warrants to the Assigning Parties as set forth below.

Section 4.1    Organization. Assignee and HTH are corporations duly organized, validly existing and in good standing under the laws of New York and Delaware, respectively, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2     Authority. Each of the Buying Parties has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buying Parties of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buying Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buying Parties will be a party will have been, duly executed and delivered by the Buying Parties and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buying Parties will be a party will constitute, the legal, valid and binding obligations of the Buying Parties, enforceable against the Buying Parties in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3       No Conflict: Required Filings and Consents.

(a) The execution, delivery and performance by the Buying Parties of this Agreement and each of the Ancillary Agreements to which the Buying Parties will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with or violate the Organizational Documents of the Buying Parties, (ii) conflict with or violate any Law applicable to the Buying Parties or by which any property or asset of the Buying Parties are bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buying Parties are a party.

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(b) The Buying Parties are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buying Parties of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE V
COVENANTS

Section 5.1     Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated by this Agreement.

Section 5.2     Public Announcements. The Assignor and Assignee shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

Section 5.3     Prior Payments and General Release. On or prior to the Closing Assignee shall pay to the Assignor an amount necessary to reimburse Assignor for all pre-paid Assigned Rights expenses incurred by it solely as related to the production of the 2017 Legends Valley Music Festival, all as set forth on Schedule 2.1 to this Agreement. At Closing, the Parties will enter into a general release of all potential claims held by Assignee against Western Hemp and any Affiliate of Harvey, including without limitation any “doing business as” sole proprietorships such as “GFS Industries” regarding any outstanding and unpaid advertising invoices.

Section 5.4      Non-Competition

(a) The Assigning Parties each agrees that for a period of three (3) years after the Closing Date neither it nor any of its Affiliates shall, either directly or indirectly, alone or with others, engage in, own, manage, operate or control a business activity located within a radius of 500 miles from the Leased Property or any other location in the Dominion of Canada where Assignee or its Affiliates conduct Festivals (whether under the name Legend Valley Music Festival or any other name) that constitutes a Festival that is similar to the Festivals then being conducted by Assignee; provided, that nothing in this Section 5.4 shall preclude the Stockholders from engaging in the current business activities of Western Hemp.

(b) The Assigning Parties each agrees that for a period of three (3) years after the Closing Date neither they nor any of their officers, directors or Affiliates shall knowingly cause any customer or vendor associated with the Assigned Rights to cease doing business with Assignee.

(c) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.4(a) or 11)) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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(d) In the event of any breach or attempted breach of any provision contained in Section 5.4(a), or (b), the aggrieved Party shall be entitled to injunctive and other temporary relief without the need to post a bond and, subject to the other limitations herein, to such other and further legal and equitable relief and damages as may be proper.

Section 5.6      Trade Names. Each of the Parties hereby covenants, agrees and understands that subsequent to the Closing, so long as it or they do not violated the provisions of Section 5.4 of this Agreement, Assignee and its Affiliates may use the names “Legends Valley Music Festival” and “Bio Cup Canada Music Festival” and that such name and any and all derivations thereof shall belong exclusively to Assignor or other Assigning Parties; provided, however, that at the request of Assignee, the Assigning Parties will grant to Assignee or its Affiliates a non-exclusive royalty free license to use the names “Legends Valley Musk Festival” for the conduct of one or more Festivals by Assignee or its Affiliates, whether at the Leased Property or elsewhere.

ARTICLE VI

INDEMNIFICATION

Section 6.1     Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Assigning Parties and Assignee and the Parent set forth in this Agreement shall survive the Closing for a period of 12 months after the Closing Date, and shall thereafter be of no further force and effect.

(b) The covenants and agreements of the Parties set forth in this Agreement shall not survive the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect in accordance with their terms. The parties acknowledge and agree that effective the Closing, except for Excluded Liabilities, Assignee shall be responsible for all aspects of the conduct and operation of Festivals, including without limitation, the 2017 Festival.

(c) A Party’s rights to indemnification under this ARTICLE VI shall not terminate with respect to any claim where the Indemnified Party has delivered a written notice to the Indemnifying Party prior to the relevant survival date set forth in this Section 6.1, alleging in good faith a breach of any representation, warranty or covenant or other right to indemnification and setting forth, in reasonable detail, the basis for indemnification, the facts upon which the claim for indemnification is based and an estimate in reasonable detail of the Losses incurred in connection therewith; provided, however, that the applicable representation, warranty, covenant, agreement or right to indemnification under this ARTICLE VI shall not terminate prior to the relevant survival date set forth in this Section 6.1 only with respect to the matter covered by such notice and shall terminate with respect to such matter until immediately upon the final resolution thereof. The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.

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Section 6.2 Indemnification by the Assigning Parties. The Assigning Parties shall jointly and severally save, defend, indemnify and hold harmless Assignee, HTH and their Affiliates (collectively, the “Assignee Indemnified Parties”) from and against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) actually incurred by any of Assignee Indemnified Parties to the extent resulting from:

(a) any inaccuracy of or breach by the Assigning Parties of any representation or warranty set forth in ARTICLE III;

(b) any breach of any covenant or agreement by the Assignor contained in this Agreement;

(c) any Excluded Liabilities; and

(d) any claim or cause of action by any Person arising after the Closing against any Assignee Indemnified Party with respect to the operations of the Assigned Rights prior to the Closing, whenever occurring, except that any claim arising after the Closing that is based in part or in whole on the purchase and sale of a vendor booth and any form of Festival ticketing, including without limitation all types and categories of event tickets and all types and categories of camping tickets shall not be indemnifiable under this Article VI.

Section 6.3   Indemnification by the Buying Parties. The Buying Parties shall save, defend, indemnify and hold harmless the Assigning Parties their Affiliates, including Western Hemp (collectively, the “Assignor Indemnified Parties”) from and against any and all Losses actually incurred by any of the Assignor Indemnified Parties to the extent resulting from:

(a) any breach of any representation or warranty made by the Buying Parties contained in ARTICLE IV;

(b) any breach of any covenant or agreement by the Buying Parties contained in this Agreement; and

(c) any claim or cause of action by any Person arising after the Closing against any Assignor Indemnified Party with respect to the operations of the Assigned Rights following the Closing Date.

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Section 6.4    Limits on Indemnification.

(a) Other than with respect to circumstances in which the Assigning Parties or the Buying Parties (as applicable) is finally adjudicated by a court of competent jurisdiction to have committed fraud, any claims for indemnification made by any Assignee Indemnified Party pursuant to Section 6.2(a) (related to Assigning Parties representations and warranties, generally) or any claims for indemnification made by any Assignor Indemnified Party pursuant to Section 6.3(a) (related to Buying Parties representations and warranties, generally) will be paid only to the extent that the aggregate amount of indemnifiable Losses by such Assignee Indemnified Party or such Assignor Indemnified Party (as applicable) exceeds an amount equal to $25,000 with the noted exception below (the “Deductible”) at which point the Assigning Parties or the Buying Parties or Assignee shall only be liable for the portion in excess of the Deductible up to a maximum aggregate amount of $500,000 (the “Cap”). The Deductible does not apply to the Note or any Make-Whole Payments, vendor revenue sharing payments, ticket sales royalties, festival performance payments or other payments by the Buying Parties to the Assigning Parties contemplated under this Agreement payable by the Buying Parties to the Assigning Parties.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) no Assignee Indemnified Party and no Assignor Indemnified Party shall be entitled to indemnification, to sue for damages or to assert any other right or remedy under this Agreement (whether under this ARTICLE VI or otherwise) against the Assignor or any of its Affiliates with respect to any Loss, cause of action or other claim to the extent it (A) is primarily a possible or potential Loss, cause of action or claim that such Party believes may be asserted rather than an actual Loss, cause of action or claim that has, in fact, been filed of record against such Party or one of its Affiliates or paid or incurred by such Party or one of its Affiliates, (B) is a Loss, cause of action or claim with respect to which such Party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable, (C) has recovered or is entitled to recover, in respect of such Loss, cause of action of claim, from any third party (including an insurance provider), or (D) failed to give timely notice of such Loss, cause of action or claim, to the extent the other Party was actually prejudiced thereby (as contemplated by Section 6.6(a));

(ii) no Indemnified Party shall be entitled to recover any Loss to the extent that the Loss comprising a claim (or part thereof) with respect to such matter has been taken into account in the determination of the Adjusted Net Working Capital or included in the calculation of the Purchase Price; and

(iii) no Party shall be liable for any consequential damages (including loss of revenue, income or profits, loss in value of assets or securities), punitive, speculative, treble, remote, special, incidental or indirect damages, diminution of value, multiples of revenue, profits or earnings or loss of business reputation or opportunity relating to the breach of this Agreement.

(c) Each Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any of its Losses (including incurring costs to the extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

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Section 6.5    Computation of Indemnity Payments.

(a) The amount payable under this ARTICLE VI in respect of any Loss shall be calculated net of any insurance proceeds or other amounts under indemnification agreements with third parties received by the Indemnified Party on account thereof (it being understood that, with respect to this, the amount of such insurance proceeds shall be reduced by any and all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and the amount of any increased insurance premiums or other costs related to or arising from any related claims or awards) incurred by the Indemnified Parties in connection with the recovery or collection of such insurance proceeds; provided, however, that in each case the Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to obtain such insurance (and other) recoveries and provided, further, that Assignee Indemnified Parties shall have no right to assert any claims under this ARTICLE VI with respect to any matters that would have been covered by insurance had Assignee maintained for the benefit of the Assigned Rights, as applicable the same insurance coverage following the Closing that was in effect for the Assigned Rights immediately prior to the Closing.

(b) In the event that a Tax Benefit, insurance or other recovery is made at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss or indemnified Tax, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and the amount of any increased insurance premiums or other costs related to or arising from any related claims or awards)) shall be made promptly to the applicable Indemnifying Party. Each Party waives, to the fullest extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

Section 6.6     Procedures for Indemnification.

(a) Any Person making a claim for indemnification under Section 6.2 or Section 6.3 (an “Indemnified Party”) shall notify the Party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing (such written notice, an “Indemnification Notice”) promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third Party (a “Third Party Claim”). Each such Indemnification Notice shall describe in reasonable detail the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.

(b) Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided, that, the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided, that, the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE VI). Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, then the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder. For the avoidance of doubt, the fees and expenses of counsel to the Indemnified Party shall be considered a Loss for all purposes of this ARTICLE VI, and shall be subject to the and part of the limitations on indemnification contained in this ARTICLE VI (including Section 6.4).

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(c) Unless the Indemnifying Party refuses in writing (and based on an accurate and complete Indemnification Notice) to assume the defense of any Third Party Claim, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment and any such payment made in violation of this provision shall be deemed for all purposes of this Agreement not to be a Loss. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief consists solely of (i) money damages (more than 50% of which the Indemnifying Party shall be obligated to pay) and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect to the matter being settled; provided, however, that if the Indemnified Party fails to consent to such settlement or compromise and such settlement or compromise does not include injunctive relief, the Liability of the Indemnifying Party with respect to such Third Party Claim under this Agreement shall be limited to the amount that would have otherwise been payable had the Indemnifying Party entered into such settlement or compromise.

(d) In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available. If the Indemnifying Party shall not reasonably promptly assume the defense of any such Third Party Claim, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party.

(e) Any Indemnified Party making a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.

Section 6.7       Characterization of Indemnification Payments. Unless otherwise required by Law, all payments made pursuant to ARTICLE VI hereof shall be treated for all Tax purposes as adjustments to the Purchase Price.

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Section 6.8       Exclusive Remedy.

(a) Assignee acknowledges and agrees that, from and after the Closing, except in the case of actual fraud involving a knowing and intentional misrepresentation, Assignee Indemnified Parties’ sole and exclusive recourse and remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, Assignee hereby waives on its own behalf and on behalf of each of Assignee Indemnified Parties to the fullest extent permitted under Law, any and all claims it may have against the Assignor or any of its Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any Law or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE VI. The rights and claims waived by Assignee, on behalf of itself and its Affiliates, include claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty, and that Assignee Indemnified Partiers may not avoid such limitations on liability or remedies by (A) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that it not a Party hereto (or a successor to a Party hereto).

(b) The Parties hereto agree that the limits imposed on the Indemnified Parties’ rights and remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated Parties and were specifically taken into account in the determination of the amounts paid hereunder.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1      Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 7.2      Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 7.3      Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

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Section 7.4        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Assigned Rights Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Assigned Rights Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to the Assignor, to:

Bio Cup Canada Music Festival Ltd.

370 - 3381 Cambie Street

Vancouver, B.C. V5Z 4R3

matt@bcbuddepot.com

camel@bcbuddepot.com

with a copy (which shall not constitute notice) to:

Fang and Associates Barristers & Solicitors

Suite 1780 - 400 Burrard Street

Vancouver, BC, V6C 3A6

General: (604) 688-6775 (Extension: 233)

Fax: (604) 688-6995

Cell (778) 837-7020

pmf@falawyers.ca

(i) if to Assignee and HTH, to:

Hightimes Holding Corp.

5514 Wilshire Boulevard

Los Angeles, CA 90036

Attn: Adam E. Levin, CEO

Tel: 310-774-0100

Email: adam@hightimes.com

with a copy (which shall not constitute notice) to:

CKR Law LLP

12100 Avenue of the Americas

Suite 480

Los Angeles, CA 90025

Attn: Stephen A. Weiss

Tel: (310) 312-1860

Cell: (917)97-0015

Email: sweiss@ckrlaw.com

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Section 7.5     Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 7.6     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 7.7     Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except with respect to the Indemnified Parties set forth in ARTICLE VI.

Section 7.8     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, USA, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

Section 7.9     Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined by final and binding arbitration to be held in Vancouver, British Columbia, Canada, before a panel of three arbitrators; one of whom shall be selected by the Assignor, one of whom shall be selected by the Assignee and the third arbitrator shall be selected by the other two arbitrators. Absent manifest error, the decision and award of the arbitrators shall be final and binding upon all parties hereto and may be enforced in any tribunal Dominion or Providential court in British Columbia or in any California State or federal court sitting in Los Angeles County, it being understood and agreed that any claim for an unpaid amount under the Note shall not be submitted to arbitration and that the Assignor may at it option proceed to collect such unpaid amount through any of the foregoing courts.

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Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.10     Disclosure Generally. The information contained in this Agreement and in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Person (including any other Party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any other provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Assignor, as applicable, to which the relevance of such information and disclosure is reasonably related. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the Assigned Rights. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” or any similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules and the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

Section 7.11    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Assignor or Assignee or any officer, director, employee, Representative or investor of any Party.

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Section 7.12   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, directly or indirectly, by operation of law or otherwise, by any Party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 7.13   Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 7.9, in addition to any other remedy to which it is entitled at law or in equity. The parties hereby waive, in any such action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 7.14  Currency. All references to “CDN” in this Agreement or any Ancillary Agreement shall refer to Canadian dollars and all references to “$” or “USD” in this Agreement or any Ancillary Agreement refer to United States dollars.

Section 7.15   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.16     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.17     Facsimile or pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 7.18     Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 7.19     No Presumption Against Drafting Party. Each Party acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

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Section 7.20     Legal Representation. Each of the Parties to this Agreement hereby agrees that Fang and Associates Banisters & Solicitors may serve as counsel to the Assigning Parties Group and its Affiliates or any director, partner, officer, employee or Affiliate of the Assigning Parties Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties to this Agreement consents to such representation and waives any conflict of interest arising from such representation, and each of such parties shall cause any Affiliate to consent to waive any conflict of interest arising from such representation. Each of the Parties to this Agreement hereby agrees that CKR Law LLP may serve as counsel to the Buying Group, or any director, partner, officer, employee or Affiliate of the Buying Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the Parties to this Agreement consents to such representation and waives any conflict of interest arising from such representation, and each of such parties shall cause any Affiliate to consent to waive any conflict of interest arising from such representation.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

BIO CUP CANADA MUSIC FESTIVAL LTD.

By:	/s/ Matthew Harvey
Name: Matthew Harvey
Title: CEO

/s/ Matthew Harvey
MATTHEW HARVEY

/s/ Derrick Kendall
DERRICK KENDALL

TRANS-HIGH CORPORATION

By:	/s/ Matthew Stang
Name: Matthew Stang
Title: Chief Revenue Officer

HIGH TIMES HOLDING CORP.

By:	/s/ Adam E. Levin
Name: Adam E. Levin
Title: Chief Executive Officer

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proceedings then Party 2 agrees to save harmless and indemnify Party I from any and all liabilities, damages, interests, costs (including legal fees and disbursements as between legal counsel and own client), expenses and compensation of whatsoever kind in respect of any such claim for contribution and indemnity or otherwise. Further, Party 2 has had the opportunity to consult with its legal counsel before entering into the settlement herein contained and has read this Release and knows the contents thereof, and has the full authority to and does execute this Release freely, and fully understands the same.

3. The provisions of this Agreement must be read as a whole and are not severable and/or separately enforceable by either party hereto.

Any facsimile signature shall be taken as an original and this instrument may be signed in counterparts which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Release effective the day, month and year first set forth above.

PARTIES:

Hightimes Holding Corp.

/s/ Adam E. Levin, CEO and Chairman
Adam E. Levin, CEO and Chairman

Trans-High Corporation

/s/ Matt Stang, Vice President
Matt Stang, Vice President

Individually, and on behalf of Western Hemp, and any corporate nominee or sole proprietorship of Matthew Harvey, including without limitation any “doing business as” sole proprietorships such as “BC Bud Depot” or “GFS Industries” or “BCBD” or “WHG LTD”

/s/ Matthew Harvey
Matthew Harvey

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Exhibit A

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE MAKER.

HIGHTIMES HOLDING CORP.

UNSECURED CONVERTIBLE PROMISSORY NOTE

Issuance Date: as of August 10, 2017	(USD) $375,000

FOR VALUE RECEIVED, HIGHTIMES HOLDING CORP., a Delaware corporation (the “Parent”) and TRANS-HIGH CORPORATION, a New York corporation and a wholly-owned subsidiary of the Parent (“Assignee” and together with the Parent hereinafter individually and collectively referred to as the “Maker”), each with a business address at 5514 Wilshire Boulevard, Los Angeles, California 90036, hereby unconditionally agrees and promises to pay to BIO CUP CANADA MUSIC FESTIVAL LTD. (“Bio Cup”) and/or its Stockholders or Affiliates (each a “Holder”), at the office of Bio Cup located at 370 - 3381 Cambie Street, Vancouver, B.C. V5Z 4R3, or such other place as the Holder may from time to time designate, in lawful money of the United States of America, the principal sum of THREE HUNDRED AND SEVENTY FIVE THOUSAND ($375,000) DOLLARS or such lesser amount as may be due and payable on the Maturity Date described below (the “Principal Indebtedness”), together with accrued and unpaid interest on the outstanding Principal Indebtedness evidenced by this Note at the Interest Rate (as defined below).

Unless otherwise expressly defined in this Note, all capitalized terms used herein shall have the same meaning as assigned to them in the ASSIGNMENT OF LEASE AND FESTIVAL RIGHTS (the “Assignment Agreement”) entered into as of August 10, 2017, by and among TRANS-HIGH CORPORATION, a New York corporation (“Assignee”); BIO CUP CANADA MUSIC FESTIVAL LTD., a corporation organized and existing under the laws of British Columbia, Canada (“Assignor”); MATTHEW HARVEY, an individual (“Harvey”); DERRICK KENDALL, an individual (“Kendall”); and HIGHTIMES HOLDING CORP, a Delaware corporation (“HTH” or the “Parent”). Unless expressly defined in this Note, all capitalized terms when used herein, shall have the same meaning as they re defined in the Assignment Agreement. This Note is subject to all of the terms and conditions of the Assignment Agreement, and in the event of a conflict between the terms of this Note and the Assignment Agreement, then the terms of the Assignment Agreement shall govern.

1.             Principal Indebtedness of the Note. Unless previously converted into the Conversion Shares, the outstanding Principal Indebtedness of this Purchase Note (the “Note”) shall be due and payable, together with accrued and unpaid interest on the outstanding Principal Indebtedness (calculated on a monthly basis as set forth below), at 5:00 p.m. (Pacific Standard Time) on December 31, 2018 (the “Maturity Date”).

2.             Interest. Interest shall be payable on the outstanding Principal Indebtedness (“Interest”) at the rate of four (4%) percent per annum (the “Interest Rate”) and shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. Simple Interest at the Interest Rate on the outstanding Principal Indebtedness of this Note, which Interest and Principal Indebtedness shall in the aggregate constitute the principal amount (the “Principal Amount”) of this Note shall be payable on the Maturity Date or on either the “Optional Conversion Date” or the “Mandatory Conversion Date” (as those terms are hereinafter defined) of this Note, either in cash or, at the option of either the Parent or the Holder, in additional HTH Shares or OAC Shares, as applicable.

3.             Default Interest Rate. During any period in which an Event of Default has occurred and is continuing, Interest shall accrue on the outstanding Principal Indebtedness at the rate per annum equal to six (6%) percent (the “Default Interest Rate”), compounded monthly; provided, however, that in no event shall Maker be obligated to pay Interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

4.             Certain Definitions. With reference to the discretionary and mandatory conversion of this Note, the following terms referred to herein shall have the meanings set forth below.

(a)        “Conversion Date” shall mean the applicable date or dates on which this Note shall be converted by the Holder pursuant to Section 5(a) below into Conversion Shares, or subject to mandatory conversion into Conversion Shares pursuant to Section 5(b) below.

(b)        “Conversion Price” shall mean the Market Price.

(c)        “Conversion Shares” shall mean that number of HTH Shares or OAC Shares, as applicable, into which this Note is convertible or converted pursuant to Section 5 below, as determined by dividing (1) the then outstanding Principal Amount of this Note and (if requested by either Holder or the Parent) accrued Interest thereon at the Interest Rate, by (ii) the Conversion Price then in effect.

(d)         “HTH Shares” shall mean the shares of Class A voting common stock, $0.0001 par value per share, of the Parent.

(e)         “Market Price” shall mean the volume weight average closing prices (“VWAP”) of either the HTH Shares or the OAC Shares, as applicable, that are listed on a Qualified Stock Exchange for the ten (10) consecutive trading dates immediately prior to the date of an Optional Conversion Notice or a Mandatory Conversion Notice, as applicable; provided, however, if Bio Cup converts this Note at any time (i) before the completion of the OAC Merger and the issuance of common shares by OAC in exchange for all of the issued and outstanding HTH Shares under the OAC Merger Agreement, and (ii) before the listing of the HTH shares on a Qualified Stock Exchange, which conversion is requested through an Optional Conversion Notice, then the Market Price shall be deemed to be the lower of (USD) $11.00 per HTH Share or the last sale price of the Class A Common Stock sold by HTH to private investors.

(f)        “Mandatory Conversion Conditions” shall have the meaning as that term is defined in Section 5(b) below.

(g)       “OAC” shall mean Origo Acquisition Corporation, a Cayman Islands corporation that is a special purpose acquisition corporation.

(h)       “OAC Merger” shall mean the contemplated acquisition of HTH by OAC resulting from a merger of HTH with a newly formed acquisition subsidiary of OAC pursuant to which HTH shall be the surviving corporation of such merger.

(i)          “OAC Merger Agreement” shall mean the merger agreement dated July 24, 2017 among HTH, HTHC Merger Sub, Inc. and OAC, an any amendments thereto or restatements thereof.

(j)       “OAC Shares” shall mean the ordinary shares of OAC or the common stock of High Times Media Corporation, a Nevada corporation resulting from the reincorporation of OAC from the Cayman Islands to the State of Nevada, USA.

(k)       “Qualified Stock Exchange” shall mean any one of the Nasdaq Capital Market, New York Stock Exchange, NYSE: MKT Exchange, the OTC QX or QB Markets or any other United States or internationally recognized securities exchange, including the Toronto Stock Exchange or Venture Exchange of the Toronto Stock Exchange.

(I)       “trading day(s)” shall mean any day(s) on which HTH Shares or OAC Shares, as applicable are traded on a Qualified Stock Exchange.

5.             Conversion of Note.

(a)       Optional Conversion. The Holder shall have the right at any time or from time to time prior to the Maturity Date, upon giving written notice to be delivered to the Parent or OAC, as applicable, in the form of Annex A annexed hereto (the “Optional Conversion Notice”), to convert all or any portion of outstanding Principal Amount of this Note into Conversion Shares at the Conversion Price then in effect. The Parent or OAC, as applicable, shall deliver the stock certificates evidencing the Conversion Shares (or an appropriate Depositary Trust Company notice if the Conversion Shares are DTC eligible) to the Holder within five (5) Business Days following the date of the Optional Conversion Notice or as soon thereafter as is practicable. All of the Conversion Shares may be immediately sold by the Holder of this Note if the Conversion Shares are listed on a Qualified Stock exchange, without restriction of any kind, for gross proceeds of not less than (USD) $375,000 and if the Conversion Shares are sold for gross proceeds less than (USD) $375,000 within 20 trading days from the actual receipt by the Holder of this Note of the Conversion Shares, then the difference between such gross proceeds and (USD) $375,000 shall be deemed to be included within the Principal Indebtedness and due and payable according to the terms of this Note.

(b)       Mandatory Conversion. In the event that all of the following conditions (the “Mandatory Conversion Conditions”) shall be met:

(i)        for the ten (10) trading days immediately prior to the date that the Parent shall give written notice to the Holder of the satisfaction of the Mandatory Conversion Conditions (the “Mandatory Conversion Notice”) provided that such ten day trading period will occur immediately after the later of the completion of the OAC Merger and, if applicable, the date that common shares of OAC are brought back to trading, the result of dividing (A) the then outstanding Principal Amount of this Note, by (B) the Market Price for such ten (10) consecutive trading days, shall equal or exceed $375,000;

(ii)       the HTH Shares or the OAC Shares, as applicable, are then listed and traded on a Qualified Stock Exchange; and

(iii)      all of the Conversion Shares may be immediately sold by the Holder or Holders of this Note, without restriction of any kind, for gross proceeds of not less than (USD) $375,000 and if the Conversion Shares are sold for gross proceeds less than (USD) $375,000 within 20 trading days from the actual receipt by Bio Cup of the Conversion Shares, then the difference between such gross proceeds and (USD) $375,000 shall be deemed to be included with the Principal Indebtedness and due and payable according to the terms of this Note, then and in such event, this Note shall, without any prior consent of approval of any Holder automatically convert into the applicable number of Conversion Shares; provided, however, that the provisions of this Section 5(b) shall only be applicable if, on the trading day immediately following delivery to the Holder of the stock certificates evidencing the Conversion Shares (or an appropriate Depositary Trust Company (“DTC”) notice or direct registration advice from an appropriate transfer agent that is a member of the Securities Transfer Association of Canada or Securities Transfer Association (United States) and recognized by DTC or the Canadian Depository for Securities Limited (“CDS”) if the Conversion Shares are DTC and/or CDS eligible), all (and not less than all) of such Conversion Shares may be sold by such Holder, without restriction of any kind, for gross proceeds of not less than (USD) $375,000.

The Parent or OAC, as applicable, shall deliver the stock certificates evidencing the Conversion Shares (or an appropriate DTC notice or direct registration advice from an appropriate transfer agent that is a member of the Securities Transfer Association of Canada or Securities Transfer Association (United States) and recognized by DTC or if the Conversion Shares are DTC and/or CDS eligible) to the Holder within five (5) Business Days following the date of the Mandatory Conversion Notice or as soon thereafter as is practicable. For the avoidance of doubt, upon receipt of the Conversion Shares, the Holder may elect to sell or retain any or all of such Conversion Shares, and shall be under no obligation to sell such Conversion Shares.

6.             Assignment of Note. This Note may only be assigned by Bio Cup to the Stockholders or another Affiliate of the Stockholders (each a “Permitted Assignee”), and any purposed assignment other than to such Permitted Assignees, shall be null and void ab initio.

7.             Events of Defaults. The Holder is hereby authorized to declare all or any part of the entire outstanding Principal Indebtedness of this Note plus all Interest accrued thereon (the “Indebtedness”)immediately due and payable upon the occurrence and during the continuation of any of the following events (each, an “Event of Default”):

(a)       the failure of either Maker to pay the outstanding Principal Amount of this Note and or all accrued Interest hereon when the same shall be due and payable, which failure is not cured by the Maker within five (5) Business Days after written notice of such failure to pay has been given by the Holder to the Maker; or

(b)       in the event that the Maker elects to proceed with the OAC Merger, the failure of the Maker to amend the OAC Merger Agreement to acknowledge (i) the existence and enforceability of this Note against the Maker, and (ii) the fact that, upon consummation of the OAC Merger, this Note shall be convertible into OAC Shares

(c)       the breach by either Maker of any material covenant or agreement on its part to be performed under the Assignment Agreement or any document, instrument or agreement executed and delivered in connection with the transactions contemplated by the Assignment Agreement, which breach, if capable of being cured, is not cured by such Maker within thirty (30) days after written notice of such breach describing in reasonable detail the nature of the alleged breach has been given by Holder to the Maker, or

(d)       the filing by either Maker of any petition for relief under the United States Bankruptcy Code or any similar federal or state statute, or Maker’s consent to or acquiescence in any such filing by a third party, or the Maker shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing; or

(e)       the making by either Maker of an application for the appointment of a custodian, trustee or receiver for, or of a general assignment for the benefit of creditors by the Maker, or their consent to or acquiescence in any such application by a third party or the Maker shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing; or

(f)        the insolvency of either Maker or the failure of the Maker generally to pay its debts as such debts become due; or

(g)       the dissolution, winding up, or termination of the business or cessation of operations of either Maker (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Maker pursuant to the provisions of their charter documents), or the Maker shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing.

The Assignor shall not be required to mitigate their losses by entering into any hedging or other transactions in the Conversion Shares as traded on a Qualified Stock Exchange

8.             Prepayment. All payments shall be applied first to Interest and then to the outstanding Principal Indebtedness. Either Maker shall be permitted to prepay any amounts contemplated under this Note in full or in part prior to the Maturity Date.

9.             Governing Law. The provisions of this Note shall be construed according to the internal substantive laws of the State of California without regard to conflict of laws principles. If any provision of this Note is in conflict with any statute or rule of law of the State of California or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed to be restated so that it may be enforced to the fullest extent permitted by law, and the remainder of this Note shall remain in full force and effect.

10.           Acceleration. It is agreed that time is of the essence in the performance of this Note. Upon the occurrence and during the continuation of an Event of Default under this Note that is not cured within the applicable cure period, if any, set forth in herein, the Holder shall have the right and option to declare, without notice, all the remaining indebtedness of unpaid principal and interest evidenced by this Note immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in Section 7(a), 7(b),7(c), 7(d), 7(e) or 7(f) of this Note, the principal and accrued interest and all other amounts due and owing under this Note (if not then due and payable) shall become due and payable immediately, without presentment, demand, notice, protest, declaration or any other requirement of any kind, all which Maker expressly waives.

11.           Fees. Maker shall pay all of Holder’s reasonable fees and costs incurred in the preparation of this Note and any related documents. If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to enforce its collection, Maker shall pay all reasonable costs of collection including reasonable attorneys’ fees.

12.           Waivers. Maker hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

13.           Transfer. This Note may be transferred or assigned, in whole or in part, by the Holder at any time subject to the limitations set forth in the Assignment Agreement and herein. The term “Holder” as used herein shall also include any transferee of this Note. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

14.           Priority. All claims of the Holder to full payment of the outstanding Principal Indebtedness and accrued Interest thereon set forth herein shall be a senior secured obligation of the Maker and each Guarantor.

15.           Uncondional Obligation. The obligation of Maker to repay the outstanding Principal Indebtedness under this Note, together with all Interest accrued thereon, is absolute and unconditional, and there exists no right of set off, recoupment, counterclaim or defense of any nature whatsoever to the Maker’s obligation to make payment of this Note.

16.           Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by any one of the following: first-class mail, return receipt requested, courier service or personal, Federal Express, UPS Priority Mail, Priority Mail Express, overnight mail, delivery at the addresses specified in the Assignment Agreement, including copies of such notices to the attorneys specified in the Assignment Agreement.

17.           Maker acknowledges that Holder’s willingness to accept this Note is based on the facts represented to Holder by Maker as set forth in the Assignment Agreement.

MAKER ACKNOWLEDGES THAT THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

TRANS HIGH CORPORATION		HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin	By:	/s/ Adam E.Levin
Name:	Adam E. Levin	Name:	Adam E.Levin
Title:	Chief Executive Officer	Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 4% convertible promissory note of Trans-High Corporation and High Times Holding Corp. (the “Maker”), into [HTH Shares] [OAC Shares] (either the “Shares”) according to the conditions hereof, as of the date written below. If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Maker in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Shares.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes ___ no
If yes, $_____ of Interest Accrued.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Share Certificates: